Exhibit 99.1


                                 PRESS RELEASE


Contacts:         Malcolm Gibson                     Cameron King
                  Chief Financial Officer            Gavin Anderson & Company
                  607-734-2281                       212-373-0200


                                                          FOR IMMEDIATE RELEASE


                HARDINGE SIGNS DEFINITIVE AGREEMENT TO PURCHASE
                     SWISS MACHINE TOOL MAKER KELLENBERGER


ELMIRA, NY -- November 16, 1995 -- Hardinge Inc. (NASDAQ: HDNG), a leading machine tool manufacturer, today announced a definitive agreement with the shareholders of L. Kellenberger & Co., AG, a Switzerland-based grinding machine manufacturer, under which Hardinge will purchase 100% of the outstanding shares of L. Kellenberger & Co., AG, for SF 21 million.

Kellenberger has designed and manufactured precision grinding machines, as well as related tooling and accessories, for more than 80 years at its headquarter operations in St. Gallen, Switzerland and is considered one of the leading manufacturers in this field. Kellenberger's 1995 sales are expected to be approximately US$30 million, with approximately one-third of that total in the United States and two-thirds in Europe and the Far East.

Consummation of the acquisition is subject to, among other things, satisfactory due diligence and clearance by appropriate Swiss officials. Hardinge currently expects to complete the acquisition by the end of 1995. Upon closing, L. Kellenberger & Co., AG, will become a wholly-owned subsidiary of Hardinge and its employees will continue as employees of the subsidiary.

Hardinge will finance the acquisition with borrowings under its revolving credit facility and subsequent to the closing, expects to arrange longer-term financing. Hardinge currently does not anticipate that the acquisition will have a material effect on near-term consolidated net income.

Robert Agan, president and chief executive officer, commented: "This acquisition will strategically enhance Hardinge's position in the world marketplace of machine tool manufacturers, adding precision grinding machines to the product lines we offer our customers. We are delighted at the prospect of adding the expertise of Kellenberger's employees to our growing business."

Hardinge Inc., founded over 100 years ago, is a leading machine tool manufacturer. The company designs and manufactures metal cutting lathes and machining centers as well as related tooling and accessories which are sold to customers in a variety of industries throughout the world. Hardinge's common stock began trading on NASDAQ on May 25, 1995.


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